EXHIBIT (a)(1)(ii)

ELECTION AND WITHDRAWAL FORM

Relating to options to purchase the common stock, $0.001 par value per share, of Education

Management Corporation

The undersigned represents that I (we) have full authority to surrender without restriction the option(s) for exchange.

Mail or deliver this Election and Withdrawal Form, or a facsimile, to:

If delivering by mail:	If delivering by hand, express mail, courier, or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If delivering by electronic mail:	If delivering by facsimile:
American Stock Transfer & Trust Company, LLC Operations Center EDMC@amstock.com	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue (718) 234-5001

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections

Please review, complete and sign this form, then send it to American Stock Transfer & Trust Company, LLC (“American Stock Transfer”) by one of the means described above before 11:59 p.m., Eastern Time, on September 13, 2012.

DELIVERY OF YOUR ELECTION AND WITHDRAWAL FORM BY ANY MEANS OTHER THAN DESCRIBED ABOVE OR TO A NUMBER, ADDRESS OR E-MAIL ADDRESS OTHER THAN THE APPLICABLE ADDRESS, FAX NUMBER OR E-MAIL ADDRESS ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

Election to Exchange eligible stock option(s)

Eligible Presidents. I hereby agree to tender all of my eligible stock option(s). I understand that such eligible stock option(s) will be cancelled as of the date that (1) the Offer to Exchange expires and (2) such eligible options are accepted by EDMC in exchange for a grant of replacement options. ¨

☐ (mark to exchange all eligible options)

Other Eligible Holders. For purposes of participating in the Offer to Exchange Certain Stock Options for New Stock Options (the “Offer to Exchange”), I hereby agree to tender my eligible stock option(s) as indicated below to Education Management Corporaton (“EDMC”) by my check in the “Yes” box in the “Exchange Election” column. I understand that such eligible stock option(s) will be cancelled as of the date that (1) the Offer to Exchange expires and (2) such eligible stock options are accepted by EDMC in exchange for replacement options. You must tender eligible stock options on a grant-by-grant basis. If you hold more than one eligible stock option grant and you only elect to tender one eligible stock option grant in this Offer to Exchange, you do not need to tender any other eligible stock option grants you may hold. You may not, however, tender an eligible stock option grant for less than all of the shares subject to that particular eligible stock option grant.

Grant Date	Exercise Price Per Share	Number of Options Eligible for Exchange	Option Expiration Date	Exchange Election (mark one)
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

Election to Withdraw from the Offer to Exchange

I previously received a copy of the Offer to Exchange, dated August 16, 2012 and the Election and Withdrawal Form. I previously elected to accept EDMC’s offer to exchange eligible stock options. I now wish to change that election and withdraw my participation and reject EDMC’s Offer to Exchange with respect to all (and not less than all) of my eligible stock options.

By rejecting the Offer to Exchange, I will not receive replacement options under the Offer to Exchange for my eligible stock options, and I will keep my current stock options. These stock options will continue to be governed by the EDMC 2006 Stock Option Plan, as amended, or the Education Management Corporation Omnibus Long-Term Incentive Plan, as amended, and the existing option agreements between EDMC and me.

☐	I AM WITHDRAWING MY ACCEPTANCE OF THE OFFER AND REJECTING THE OFFER TO EXCHANGE ALL OF MY OPTIONS

Additional Terms and Conditions Applicable to this Election Form

1.	Defined Terms. Terms used but not defined in this Election and Withdrawal Form have the meanings ascribed to such terms in the Offer to Exchange Certain Stock Options for New Stock Options that was filed with the Securities and Exchange Commission on August 16, 2012. References in this election form to “EDMC,” “we,” “us,” “our” and “ours,” mean Education Management Corporation.

2.	Expiration Date. The option exchange and your right to tender, or withdraw a tender, of your eligible stock options will expire at 11:59 p.m., Eastern Time, on September 13, 2012 or on a later date, if we extend the option exchange (the “Expiration Date”).

3.	Delivery of Election Form. If you intend to tender your eligible stock options under the option exchange for replacement options you must complete and acknowledge your participation by submitting a properly completed Election and Withdrawal Form by 11:59 p.m., Eastern Time, on the Expiration Date.

Each eligible stock option you properly tender under the option exchange will entitle you to receive a new stock option for a lesser number of shares, as more fully described in the Offer to Exchange, dated August 16, 2012.

If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round down to the nearest whole number of shares so that all new stock options will be for a whole number of shares.

Your election to participate in the option exchange will only be effective upon our receipt of this Election and Withdrawal Form through the return methods described above. American Stock Transfer and EDMC will not accept delivery of an election to participate in the option exchange by any other means. You are responsible for ensuring that, if you wish to participate, you submit a properly completed Election and Withdrawal Form by the Expiration Date.

The option exchange is completely voluntary. You are not required to tender your Eligible Options for exchange.

4.	Withdrawal of Election. You may withdraw your election to exchange your eligible stock options at any time prior to 11:59 p.m., Eastern Time, on the Expiration Date. To withdraw your election to exchange your eligible stock options, you must submit a new properly completed election form and check the box above under “Election to Withdraw from the Offer to Exchange.” You may not rescind any withdrawal. All eligible stock options withdrawn will be deemed not properly tendered for purposes of the Offer to Exchange, unless you properly re-elect to exchange your eligible stock options before 11:59 p.m., Eastern Time, on the Expiration Date of this Offer to Exchange. Tenders to re-elect to exchange one or more of your eligible stock options may be made at any time before the Expiration Date of this Offer to Exchange by following the procedures described in Section 3 (Delivery of Election Form) above.

5.	Irregularities. We will determine, in our discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange eligible stock options. Our determination of these matters will be final and binding on all parties. We may reject any election to exchange an eligible stock option that we determine is not in appropriate form or that we determine would be unlawful to accept. Otherwise, we will accept properly and timely-elected eligible stock options that are not validly withdrawn. We also reserve the right to waive any of the conditions of your election to exchange an eligible stock option or any defect or irregularity in your election to exchange an eligible stock option tendered before the Expiration Date. Your election to exchange an eligible stock option will not be valid until you have cured all defects or irregularities to our satisfaction or they have been waived by us before 11:59 p.m., Eastern Time, on the Expiration Date. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

6.	Conditional or Contingent Offers. We will not accept any alternative, conditional or contingent tenders.

WE ENCOURAGE ALL ELIGIBLE OPTION HOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS IN THE OFFER TO EXCHANGE TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER TO EXCHANGE.

Agreement to Terms of Election

By electing to surrender my eligible stock options for exchange, I understand and agree to all of the following:

1.	I surrender to EDMC for exchange those eligible stock options specified above and understand that, upon acceptance by EDMC, this election form will constitute a binding agreement between EDMC and me, unless American Stock Transfer receives a valid withdrawal election with respect to such eligible stock options before the Exchange Offer expires.

2.	I understand that if I validly surrender eligible stock options for exchange, and such eligible stock options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible stock options and I will receive in exchange replacement options with a new exercise price, and that the new stock options I receive may be subject to different vesting terms and a different expiration date than the options I surrendered for exchange.

4.	I understand that the exercise price for the new stock options will be equal to the closing price of EDMC common stock on the date the new stock options are granted as reported on the NASDAQ Global Select Market.

5.	I understand that the new stock options will be nonqualified stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the Education Management Corporation 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”).

6.	I acknowledge that EDMC has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

7.	To remain eligible to surrender eligible stock options for exchange in the Exchange Offer, I understand that I must be employed by EDMC or one of its subsidiaries, or otherwise be eligible to receive an option grant under the 2012 Plan, on the date the Exchange Offer commences and must remain as such through the date that new stock options are granted. I understand that I must also remain eligible to participate in the 2012 Plan through the date the new stock options are granted.

8.	I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of EDMC or one of its subsidiaries. The terms of my employment with EDMC remain unchanged. I understand that EDMC cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the new stock option grant date or thereafter.

9.	I understand that EDMC may extend, terminate, and/or amend the Exchange Offer.

10.	I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires. I understand that my election to surrender my eligible stock options will be irrevocable at 11:59 p.m., Eastern Time, on Thursday, September 13, 2012, unless the Exchange Offer is extended.

11.	I hereby sell, assign and transfer to EDMC all right, title and interest in and to all of the eligible stock options that I am surrendering for exchange as specified in the table above.

13.	I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock options marked “Yes” in the table above and that, when and to the extent such eligible stock options are accepted by EDMC, such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or replacement stock options, or has consented to and agreed to be bound by this election form. Upon request, I will executie and deliver any additional documents deemed by EDMC to be necessary or desirable to complete the exchange of the eligible stock options that I am electing to exchange.

14.	I agree to all of the terms and conditions of the Exchange Offer.

Eligible Option Holder’s Signature	Date

Eligible Option Holder’s Name (please print or type)	Eligible Option Holder’s Phone Number

**	When submitting this paper election form, please return the entire election form.

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Submission of Election. If you intend to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify American Stock Transfer of your election to exchange such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Eastern, on Thursday, September 13, 2012 (or such later date as may apply if the Exchange Offer is extended). Do not send your election form to EDMC or anyone else; it must be sent to American Stock Transfer.

You may notify American Stock Transfer of your election to surrender any of your eligible stock options for exchange by completing and returning the paper election form and delivering it to American Stock Transfer at the address(es) listed on the cover page of the paper election form. American Stock Transfer must receive it before the expiration deadline of 11:59 p.m., Eastern, on Thursday, September 13, 2012 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that American Stock Transfer receives your election form before the deadline.

The method of delivery of any document is at your election and risk. Your eligible stock options will not be considered surrendered until American Stock Transfer receives your properly submitted election. You should allow sufficient time to ensure timely delivery. Submissions by any other means, including delivery directly to EDMC or its subsidiaries, will NOT be accepted.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your entire election form will be rejected.

You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options. EDMC will not accept any alternative, conditional or contingent offers to exchange eligible stock options. All eligible option holders electing to surrender eligible stock options for exchange waive all rights to receive any notice of the acceptance of their election to surrender eligible stock options, except as provided for in the Offer to Exchange document.

Withdrawal of Election. If you elect to surrender eligible stock options for exchange and later change your mind, you may withdraw your surrendered eligible stock options by notifying American Stock Transfer of your election to withdraw such eligible stock options before the Exchange Offer expires, which is currently scheduled for 11:59 p.m., Eastern, on September 13, 2012 (or such later date as may apply if the Exchange Offer is extended). You may notify American Stock Transfer of your withdrawal election by completing and returning the paper notice of withdrawal and delivering it to American Stock Transfer at the address(es) listed on the cover page of the paper notice of withdrawal. American Stock Transfer must receive it before the expiration deadline of 11:59 p.m., Eastern, on Thursday, September 13, 2012 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of submission that you choose to ensure that American Stock Transfer receives your notice of withdrawal by the deadline.

Submissions by any other means, including delivery directly to EDMC or its subsidiaries, will NOT be accepted. Once you have withdrawn eligible stock options, you may again surrender such eligible stock options only by once again making an election to surrender such eligible stock options in accordance with the Offer to Exchange document and Section 1 of these Instructions and Agreements prior to the expiration of the Exchange Offer. You may not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock options previously surrendered. If you attempt to withdraw your election with respect to only a portion but not all of an eligible stock option grant, your entire notice of withdrawal will be rejected.

Signatures on This Election Form. Except as described in the following sentences, this election form (or notice of withdrawal) must be signed by the eligible option holder who surrenders the eligible stock options exactly as the eligible option holder’s name appears on the stock option agreement relating to the eligible stock options. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change with your election form (or notice of withdrawal). If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on the election form and proper evidence of the authority of such person to act in such capacity must be included with the election form. You should consider retaining copies of all paper election form(s) and notice(s) of withdrawal for your own files.

Requests for Assistance or Additional Copies. If you have requests for assistance or have requests for additional or paper copies of the Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer, please contact the American Stock Transfer at (817)248-6417 or (718)921-8317, five days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time). All copies will be furnished promptly at our expense.

Irregularities. All questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options will be determined by EDMC in its sole discretion. Neither EDMC nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible option holder surrendering eligible stock options unless waived by EDMC in its sole discretion. Subject to any order or decision by a court or arbitrator of competent jurisdiction, EDMC’s determination of these matters will be final and binding on all parties. This is a one-time offer, and EDMC will strictly enforce the Exchange Offer deadline, subject only to any extension of the expiration of the Exchange Offer that is required by applicable law or that EDMC may decide upon in its sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which EDMC refers to as the Exchange Act, EDMC also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible option holder.

Additional Documents to Read. You are encouraged to carefully read the Offer to Exchange document and the other related documents referred to within that document.

Important Tax Information. You are encouraged to consult your own tax, financial and legal advisors for additional information about your personal tax situation and refer to the Offer to Exchange document, which contains important U.S. federal income tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a non-U.S. jurisdiction, you should refer to the applicable Schedules to the Offer to Exchange document for a discussion of the tax and other consequences that may apply to you.

Data Privacy. To administer the Exchange Offer, we must collect, use and transfer certain information regarding you and your eligible stock option grants, which may include, but not be limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in EDMC, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”). Further, EDMC may have to pass that information on to third parties who are assisting with the Exchange Offer. By submitting this election form and surrendering your eligible stock options for exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by EDMC and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer as described above.

You further understand that the Data will be transferred to any stock plan service providers or other third parties as may be selected by EDMC that are assisting EDMC with the implementation, administration and management of the Exchange Offer. By submitting your election, you also acknowledge and agree that:

•

the parties receiving your Data may be located in the United States or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•

you can request from EDMC a list with the names and addresses of any potential recipients of the Data by contacting EDMC you can request additional information about how the Data is stored and processed; and

•	you can request that the Data be amended if it is incorrect.

By submitting your election, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your Data by EDMC and the third parties assisting EDMC with the Exchange Offer, for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer.

Governing Law and Documents. For purposes of litigating any dispute that arises under the election form, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the Commonwealth of Pennsylvania, where the Exchange Offer is made and/or to be performed.